Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of Sabine Pass LNG, L.P. of our report dated February 9, 2007, relating to the financial statements of Sabine Pass LNG, L.P., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP
UHY LLP

Houston, Texas
April 2, 2007